Registration No. 333-150223

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Pre-Effective Amendment No. 1 to Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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1st FRANKLIN FINANCIAL CORPORATION

A Georgia Corporation	6141 (Primary Standard Industrial Classification Code Number)	I.R.S. Employer No. 58-0521233

213 East Tugalo Street
Post Office Box 880
Toccoa, Georgia 30577
(706) 886-7571
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Agent for Service:	Copy To:
A. Roger Guimond 213 East Tugalo Street Post Office Box 880 Toccoa, Georgia 30577 (706) 886-7571	Mark L. Hanson, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309 (404) 521-3939

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Approximate date of proposed sale to public: From time to time commencing as soon as possible after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  (  )

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    (  )

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    (  )

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
Variable Rate Subordinated Debentures	$100,000,000	(2)	$100,000,000	$3,930
(1)	Calculated in accordance with rule 457(c) by multiplying the maximum aggregate offering price by .00003930. The registration fee has been previously paid by the registrant.
(2)	The Variable Rate Subordinated Debentures will be issued in denominations selected by the purchasers thereof, subject to minimum denominations established by the Company.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2008
EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Form S-1 (File No. 333-150223) (the “Registration Statement”) is being filed solely for the purpose of filing Exhibit 5, and no other changes or additions are being made hereby to the prospectus that forms a part of this Registration Statement.  Accordingly, such prospectus has been omitted from this filing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses to be incurred in the issuance and distribution of the securities being registered hereby are estimated as follows:
Filing Fee - Securities and Exchange Commission State Registration Fees Legal Fees and Expenses Accounting Fees Printing Costs Advertising Trustee's Fees Postage and Miscellaneous Total	$ 3,930 2,000 40,000 6,000 2,500 7,500 16,000 13,000 $ 90,930

Item 14. Indemnification of Directors and Officers

The bylaws of the registrant (the "Bylaws") provide that the registrant will indemnify any officer, director, employee or agent of the registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action (other than an action by or in the right of the registrant) by reason of the fact that such person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action if such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, and had no reasonable cause to believe his conduct was unlawful.  The termination of any action by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Bylaws further provide that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the registrant to procure a judgment in its favor by reason of the fact such person was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant.  However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the registrant unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Any of the foregoing indemnification shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Bylaws, unless otherwise ordered by a court.  Such determination will be made (i) by the board of directors of the registrant by a majority vote of a quorum consisting of directors who were not parties to such action, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of a majority of the shares of stock of the registrant entitled to vote thereon.

To the extent that any of the foregoing persons is successful on the merits or otherwise in the defense of an action, such person will be indemnified against expenses incurred by such person in connection therewith.

The registrant reserves the right to advance sums for the defense of any action in advance of the final disposition of such action provided that the registrant receives from the person requesting the advance an undertaking to repay any sums unless it is determined that such person is entitled to be indemnified as provided in the Bylaws.

The indemnification provided by the Bylaws is not exclusive of any other rights, in respect of indemnification or otherwise, to which those seeking indemnification may be entitled under any bylaw or resolution approved by the affirmative vote of the holders of a majority of the shares of the registrant entitled to vote thereon taken at a meeting the notice of which specified that such bylaw or resolution would be placed before the shareholders of the registrant.

The registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Bylaws.

If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders of the registrant or by an insurance carrier pursuant to insurance maintained by the registrant, the registrant will, not later than the next annual meeting of shareholders (unless such meeting is held within three months from the date of such payment) and, in any event, within 15 months from the date of such payment, send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

Item 15. Recent Sales of Unregistered Securities

In the ordinary course of its business and to assist in the funding of its day-to-day operations involving, primarily, the making of consumer loans and first and second mortgage loans, the registrant makes periodic sales of certain of its securities which are exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act").  None of such sales in the past three years have involved, or have been made through, any underwriters, and all such sales were made by executive officers of the registrant.

During the past three years, the registrant has offered and sold certain senior demand notes ("Notes") only to residents of Georgia in reliance on the exemption from the federal securities registration requirements provided by Section 3(a)(11) of the Act and Rule 147 thereunder.  In addition, the registrant has offered and sold its commercial paper ("Commercial Paper") to investors meeting certain minimum investment qualifications pursuant to the exemption from the federal securities regulation requirements provided by Section 3(a)(3) of the Act.

During the previous three years, the registrant has sold approximately $184.7 million of Notes and approximately $631.9 million of Commercial Paper.

Item 16. Exhibits and Financial Statement Schedules

3.	(a)

Restated Articles of Incorporation of the registrant, as amended January 26, 1996 (incorporated herein by reference to Exhibit 3(a) to the registrant's annual report on Form 10-K for the year ended December 31, 1995).

	(b)	Bylaws of the registrant (incorporated herein by reference to Exhibit 3(b) to the registrant's annual report on Form 10-K for the year ended December 31, 1995).

4.	(a)

Indenture dated October 31, 1984, between the Company and the First National Bank of Gainesville, Trustee (incorporated by reference to Exhibit 4(a) to the Company’s Amendment No. 1 dated April 24, 1998 to the Registration Statement on Form S-2, File No. 333-47515).

(b)

Form of Series 1 Variable Rate Subordinated Debenture (incorporated by reference to Exhibit 4(b) to Amendment No. 3 to the Company’s registration statement on Form S-2 dated November 14, 2005, File No. 333-126589).

(c)

Agreement of Resignation, Appointment and Acceptance dated as of May 28, 1993 between the Company, The First National Bank of Gainesville and Columbus Bank and Trust Company (incorporated by reference to Exhibit 4(c) to the Company’s Post-Effective Amendment No. 1 dated June 8, 1993 to the registration statement on Form S-2, File No. 33-49151).

5.	Opinion of Counsel Regarding Legality.

10.	(a)

Credit Agreement, dated as of December 15, 2006, by and among the registrant, Wachovia Bank, National Association, as administrative agent and as a lender, and BMO Capital Markets Financing, Inc., as a lender (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, dated December 21, 2006).

	(b)	Form of the Company’s 2007 Executive Bonus Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K dated January 30, 2008).

	(c)	Director Compensation Summary Term Sheet (incorporated by reference to Exhibit 10(c) to the Company’s annual report on Form 10-K for the year ended December 31, 2007).

11.

Computation of Per Share Earnings (can be determined from the consolidated statements of income contained in the registrant's annual report on Form 10-K for the year ended December 31, 2007, incorporated herein by reference).

12.	Calculation of Ratio of Earnings to Fixed Charges. *

21.	Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the registrant's annual report on Form 10-K for the year ended December 31, 2007).

23.	(a)	Consent of Independent Registered Public Accounting Firm. *
	(b)	Consent of Counsel (included in Exhibit 5).

24.	Power of attorney. *

25.	Form T-1 as to the eligibility and qualification of U.S. Bank National Association, Trustee, under the Indenture between the registrant and U.S. Bank National Association. *

* Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toccoa, State of Georgia, on the 28th day of April, 2008.

1st FRANKLIN FINANCIAL CORPORATION

/s/ Ben F. Cheek, III

Ben F. Cheek, III
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ben F. Cheek, III Ben F. Cheek, III	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 28, 2008
/s/ * Ben F. Cheek IV	Vice Chairman

/s/ * Virginia C. Herring	President

/s/ * A. Roger Guimond	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer); Director

/s/ * John G. Sample, Jr.	Director

/s/ * Dean Scarborough	Director

/s/ * Robert E. Thompson	Director

/s/ * Keith Watson	Director

* By: /s/ Ben F. Cheek, III	Attorney in Fact	April 28, 2008
Ben F. Cheek, III

ATI-2235061v2

EXHIBIT INDEX
Exhibit No.	Description

5	Opinion of Counsel Regarding Legality

23 (b)	Consent of Counsel (included in Exhibit 5)

ATI-2235061v2